FOR IMMEDIATE RELEASE

Dendrite Reports Revenue Growth and Strong First
Quarter Earnings
22% EPS Growth Versus Prior Year

        Morristown, NJ, April 24, 2002 – Dendrite International, Inc. (NASDAQ:DRTE) today reported strong first quarter results, including EPS of $0.11, an improvement of 22% compared to the first quarter of 2002.

        First Quarter Results

        Revenue of $59.7 million was up 4% from $57.4 million in the first quarter of 2002.

        Gross margin was 50.0% for the current quarter, up 2.5 percentage points from the first quarter of 2002. The improvement in gross margin is attributable to cost-saving actions implemented in the second half of 2002, as well as to a lower mix of hardware sales compared to prior year.

        Selling, general, and administrative (SG&A) expense of $20.2 million, or 33.9% of revenue, was up 4% over the first quarter of 2002 due primarily to incremental costs from the Company’s acquisition of SAI. Research and development expense was $2.7 million, or 4.5% of revenue, in the current quarter, nearly flat compared to the same period last year.

        The Company generated strong operating profit of $7.0 million or 11.6% of revenue in the first quarter this year versus $5.2 million, or 9.0% of revenue, in the same period last year. This change represents a 35% increase over the first quarter of 2002.

        Net income for the first quarter of 2003 was $4.3 million or $0.11 per diluted share, up 22% from $3.5 million or $0.09 per diluted share for the first quarter 2002. The gap between the improvement in net income and operating profit is due to the increase in the Company’s effective tax rate that resulted from changes in New Jersey tax regulations in mid 2002. The negative impact to EPS from the increased tax rate was approximately $0.01.

        “Given the challenging economic environment, we are pleased with our performance this quarter,” said Dendrite Chairman and Chief Executive Officer John Bailye. “We were able to achieve moderate revenue growth and significant improvement in profitability over our prior year. The substantially increased range of products and services we now offer has been very important in creating this revenue growth in the first quarter. We continue to remain focused on improving the bottom line and striving for year-on-year growth throughout 2003.”

        Key Operating Statistics

        The Company continued to report strong cash flow, generating cash from operating activities of $8.5 million in the first quarter of 2003 compared to $3.3 million for the same period last year. Accounts receivable days sales outstanding (DSO) improved to 62 days, down 11 days from the fourth quarter of 2002. This improvement demonstrates the Company’s continued commitment to strong asset management.

        Recent Highlights

        Dendrite’s new business growth was derived from sales successes in many aspects of its business in recent months. Highlights included:

o	Signing 10 customer contracts across North America, Europe, and Asia/Pacific Rim, including Australia and Japan, in the first quarter

o	Growing its sales and pipeline in recently acquired home office products for sample and customer information management

o	Achieving on-target revenue in Europe and enhancing its CRM capabilities for the growing Central and Eastern European pharmaceutical market through a strategic alliance with Medical Data Management Group

o	Accelerating business activity in its analytics business, expanding its longitudinal prescription database to a monthly volume of over 150 million prescriptions, and building a historical database of more than 4 billion records to provide the richest and most comprehensive source of national prescriber activity trend information for the U.S. pharmaceutical industry

o	Launching ScripMaxIQ™, the industry’s first analytically powered market research/sales management solution based on longitudinally linked prescription data

o	Introducing WebForceCG™, a new sales channel management suite for the consumer goods industry, and signing a major new customer (PepsiCo France)

o	Naming Kathleen Donovan Chief Financial Officer to maintain strong financial executive leadership

        Outlook

        “While pharma spending still appears to be tightly controlled, we remain optimistic in our ability to deliver results through our strong customer relationships and broad portfolio of value-added products and services,” said Chief Financial Officer Kathleen Donovan. “We believe that second and third quarter revenue combined will be in the range of $122-$127 million, representing growth of 10-14% over the same two quarters in the previous year. Excluding the impact related to any potential acquisition expenses, the targeted revenue should yield EPS of approximately $0.26 to $0.28 per diluted share.”

        This current outlook is based on current expectations and assumptions and constitutes “forward-looking information.” The Company can give no assurance that such expectations and assumptions will prove to be correct. The Company does not intend to update such outlook other than in connection with regularly scheduled earnings releases.

      About Dendrite

        Dendrite develops and delivers solutions that increase the productivity of sales, marketing, and clinical processes for pharmaceutical and other life science clients. For more information, visit www.dendrite.com.

      Investor Relations

      Kathleen Donovan, Chief Financial Officer

      908-541-5863

      investorrelations@dendrite.com

Note: Dendrite is a registered trademark of Dendrite International, Inc.

        The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The statements may be identified by such forward-looking terminology as “expect,” “believe,” “may,” “will,”“intend,” “plan,” and similar statements or variations. All “outlook” information constitutes forward-looking statements. Such forward-looking statements are based on our current expectations, estimates, assumptions and projections and involve certain significant risks and uncertainties, including those which may result from our dependence on the pharmaceutical industry; dependence on major customers; economic pressures and legislative and regulatory impact on our customers; fluctuations in quarterly revenues due to lengthy sales and implementation cycles for our products; our fixed expenses in relation to fluctuating revenues; successful and timely development and introduction of new products and versions; rapid technological changes; increased competition; international operations; acquisitions; our ability to attract and retain key personnel; the protection of our proprietary technology; our ability to compete in the Internet-related products and services market; the continued demand for Internet-related products and services; the ability of our third party vendors to respond to technological change; our ability to maintain our relationships with third-party vendors; results from strategic relationships; risks associated with events that may affect the world economy, including terrorism, military action in the Middle East or threat of other hostilities in the Middle East, Asia and other geographical regions; catastrophic events which could negatively affect our information technology infrastructure; difficulties disposing of certain of our facilities; and unexpected changes in accounting regulations, standards or interpretations. Other important factors that should be considered are included in the Company’s 10-K, 10-Qs, and other reports filed with the SEC. Actual results may differ materially. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or other changes affecting such forward-looking statements.

        The financial outlook contained in this press release does not take into consideration any expenses pertaining to any potential acquisitions by the Company (including pursuant to an offer to Synavant), or revenues that may result from any such acquisition, as such expenses or revenues are highly uncertain and indeterminable at this time.

* * * * * * * * *

DENDRITE INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended March 31,

	2003	%	2002	%
Revenues:
License fees	$2,562	4.3	$ 3,179	5.5
Services	57,148	95.7	54,264	94.5
	59,710	100.0	57,443	100.0
Cost of license fees	1,079	1.8	924	1.6
Cost of services	28,741	48.2	29,227	50.9
	29,820	50.0	30,151	52.5
License Gross Margin	1,483	57.9	2,255	70.9
Services Gross Margin	28,407	49.7	25,037	46.1
Gross margin	29,890	50.0	27,292	47.5
Operating expense:
Selling, general and administrative	20,239	33.9	19,500	33.9
Research and development	2,698	4.5	2,629	4.6
	22,937	38.4	22,129	38.5
Operating income	6,953	11.6	5,163	9.0
Interest income	243	0.4	304	0.5
Other income	9	0.0	57	0.1
Income before income taxes	7,205	12.1	5,524	9.6
Income taxes	2,882	4.8	1,989	3.5
Net income	$4,323	7.2	$ 3,535	6.2
Net income per share:
Basic	$0.11		$ 0.09
Diluted	$0.11		$ 0.09
Shares used in computing net
income per share :
Basic	40,097		39,713
Diluted	40,269		40,216

DENDRITE INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	March 31,	December	31,
	2003	2002
Assets
Current Assets:
Cash and cash equivalents	$ 75,565	$ 68,308
Short-term investments	499	1,295
Accounts receivable, net	38,150	39,853
Prepaid expenses and other	4,225	5,922
Deferred taxes	3,380	3,380
Facility held for sale	6,900	6,900
Total current assets	128,719	125,658
Property and equipment, net	25,949	26,377
Other assets	703	753
Long term receivable	3,157	6,314
Goodwill	12,353	12,353
Intangible Assets, net	2,837	2,973
Purchased capitalized software, net	2,123	2,275
Capitalized software development cost, net	5,576	5,605
Deferred taxes	6,168	6,168
	$ 187,585	$ 188,476
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$ 2,219	1,274
Income Taxes Payable	2,290	5,659
Capital Lease Obligations, current portion	615	615
Accrued compensation and benefits	6,073	5,055
Other accrued expenses	11,457	16,749
Purchase restructuring accrual	3,153	3,252
Accrued restructuring charge	70	260
Deferred revenues	8,544	7,861
Total current liabilities	34,421	40,725
Capital Lease Obligation	150	275
Other non-current liabilities	754	717
Stockholders' Equity
Preferred Stock, no par value, 15,000,000 shares
authorized, none issued or outstanding	-	-
Common Stock, no par value, 150,000,000 shares
authorized; 42,349,314 and 42,156,344 shares;
issued; 40,126,614 and 39,933,644 shares outstanding	94,315	93,037
Retained earnings	81,199	76,876
Deferred compensation	(47)	(76)
Accumulated other comprehensive loss	(2,331)	(2,202)
Less treasury stock, at cost	(20,876)	(20,876)
Total stockholder's equity	152,260	146,759
	$ 187,585	$ 188,476

DENDRITE INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended March 31,

	2003	2002
Operating activities:
Net income	$ 4,323	$ 3,535
Adjustments to reconcile net income to net cash
Provided by operating activities:
Depreciation and amortization	4,031	3,275
Amortization of Deferred Compensation	(50)	13
Changes in assets and liabilities, net of effect
from acquisition:
Decrease in accounts receivable	4,857	2,259
Decrease/(Increase) in prepaid expenses and other	1,927	(853)
(Increase) in other assets	(181)	-
Decrease in prepaid income taxes	-	440
Decrease in accounts payable and accrued expenses	(3,534)	(3,057)
Decrease in income taxes payable	(3,399)	-
Decrease in accrued restructuring charge	(190)	(399)
Increase/(decrease) in deferred revenue	681	(1,926)
Increase in other non-current liabilities	27	46

Net cash provided by operating activities	8,492	3,333

Investing activities:

Purchases of short-term investments	-	(6,354)
Sales of short-term investments	796	6,382
Purchases of property and equipment	(2,545)	(4,914)
Additions to capitalized software development costs	(664)	(593)

Net cash used in investing activities	(2,413)	(5,479)

Financing activities:
Cash paid for capital leases	(125)	-
Issuance of common stock	1,266	514

Net cash provided by financing activities	1,141	514

Effect of foreign exchange rate changes on cash	37	(262)

Net increase/(decrease) in cash and cash equivalents	7,257	(1,894)
Cash and cash equivalents, beginning of period	68,308	65,494

Cash and cash equivalents, end of period	$ 75,565	$ 63,600